UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2004

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	1-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1285 Corporate Center Drive, Suite 175

Eagan, MN 55121

(Address of principal executive offices)

(651) 687-0414

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

BIO-key International, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) dated as of March 31, 2004 with certain institutional and accredited investors pursuant to which the Company issued and sold an aggregate 8,888,917 shares of its common stock and warrants (the “Warrants”) to purchase an aggregate 4,444,458 shares of its common stock at a price per unit of $1.35, resulting in gross proceeds of approximately $12 million.  Net proceeds to the Company were approximately $11,626,300, which will be used for working capital purposes.  Jesup & Lamont served as placement agents for the transaction.

The units were sold to accredited investors in a private placement transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Rule 506 of Regulation D thereunder.

The Warrants may be exercised at any time prior to the fifth anniversary of the closing date at an exercise price of $1.755 per share.  Fifty percent of any unexercised portions of the Warrants are callable if the volume weighted average trading price per share of the Company’s common stock exceeds $4.3875 per share for ten consecutive trading days and the Warrants have not been exercised after 45 day notice.

The shares issued in the private placement have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.  The Company has agreed to file a registration statement covering the resale of the shares with the Securities and Exchange Commission (“SEC”) by April 30, 2004, and to use its best efforts to have the registration statement declared effective by the SEC by July 14, 2004.  The Company will be required to pay a cash penalty to the investors equal to 1% of the aggregate purchase price paid by the investors for the first month and 1% for each month thereafter, prorated for any partial month, that such deadlines are not met.

Copies of the form of the Purchase Agreement and Warrants and the Company’s related press release are filed herewith as Exhibits 10.1, 10.2 and 99.1, respectively, and are incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits

10.1         Form of  Securities Purchase Agreement, dated as of March 31, 2004.

10.2                           Form of Warrant issued by BIO-key International, Inc. pursuant to the Securities Purchase Agreement.

99.1         Press release, dated April 2, 2004, issued by BIO-key International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.

Date: April 5, 2004	By:	/s/ Michael W. DePasquale
Michael W. DePasquale
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement, dated as of March 31, 2004.

10.2	Form of Warrant issued by BIO-key International, Inc. pursuant to the Securities Purchase Agreement

99.2	Press release, dated April 2, 2004, issued by BIO-key International, Inc.